EXHIBIT 10.2

NON-TRANSFERABLE PROMISSORY NOTE

US$200,000 June 7, 2017

FOR VALUE RECEIVED, the undersigned, THE MONEY POOL, LLC (the “Borrower”), promises to pay to ALMOST NEVER FILMS INC. (the “Lender”) the principal sum of Two Hundred Thousand Dollars (US$200,000) (“Principal”), with interest (“Interest”) thereon on the outstanding Principal balance as described below. Capitalized terms not defined in the body of this instrument are defined in Exhibit “A” hereto.

1.     Use of Proceeds. The proceeds of the loan by Lender, will be used by Borrower, together with other funds of Borrower, to fund a bridge loan (the “Bridge Loan”) to Blue Rider San Juan, LLC (“Debtor”) in connection with the production of the motion picture known as “Speed Kills” (the “Film”). The international sales agent for the Film is the Debtor.

2.     Interest Payments. Interest on the Principal shall be a flat two and one half percent (2.5%) premium (“Premium”) on the Principal provided the Principal is repaid within forty-five (45) days of Lender’s funding of the Principal to Borrower. In the event the Principal is not fully paid within forty five (45) days of funding, then in addition to the Premium, the default interest rate beyond day forty five (45) shall be a flat premium of three and one half percent (3.5%) per each forty five (45) day period or portion thereof until paid in full. Interest shall be payable as described below with respect to repayment of the Principal.

3.     Principal. The entire Principal, together with the Interest, shall be due and payable from the payments of principal and interest Borrower receives from Debtor under the Bridge Loan, as and when, and only as and when, the same are received by Borrower.

4.     Maturity. Notwithstanding anything to the contrary in this Note, the Principal, together with all accrued and unpaid Interest thereon, shall be due and payable as per Section 3 above (“Maturity Date”).

5.     Notices/Payments. Notices shall be provided as set forth in Exhibit “A”. Payments to Lender shall be at the address for notices. The addresses for notices shall be as follows:

Notices to Lender Almost Never Films Inc. Attn: Danny Chan 8605 Santa Monica Blvd #98258 West Hollywood, California 90069 Wire info for payment to Lender:	Notices to Borrower The Money Pool, LLC Attn: Christopher Miller and Kip Konwiser c/o Edward A. Ruttenberg 2049 Century Park East Suite 3110 Los Angeles, CA 90067 Wire info for payment to Borrower:
With a Copy To: McMurdo Law Group, LLC Matthew McMurdo 1185 Avenue of the Americas 3rd Floor New York, New York 10036 (w) 917-318-2865 (f) 866-606-8914	With a Copy To: The Law Offices of Greg S. Bernstein 301 N. Canon Drive, Suite 318 Beverly Hills, CA 90210 Attn: Greg S. Bernstein, Esq. Tel: (310) 247-2790 Fax: (310) 247-2791

6.     Non-Assignability. This Note may not be assigned, in whole or in part, to any person without the prior written consent of the Company; provided however, Lender may assign its right to receive payments hereunder provided written notice of such assignment is promptly provided to Company.

7.     Signatures and Counterparts. This Note and any amendments to it may be executed in any number of counterparts each of which taken together shall be deemed to constitute one and the same agreement and each of which individually shall be deemed to be an original, with the same effect as if the signature on each counterpart were on the same original.  Delivery of an executed counterpart of this Note by facsimile or transmitted electronically in either a Tagged Image Format File (“TIFF”) or Portable Document Format (“PDF”) shall be equally effective as delivery of a manually executed counterpart of this Note.

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IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized signatory on the date and year and at the place first above written.

Almost Never Films Inc. (“Lender”) By: /s/ Danny Chan Its: Chief Executive Officer	The Money Pool, LLC ("Borrower") By: /s/Christopher Miller Its: Member

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SCHEDULE 1

TRANSACTIONS ON PROMISSORY NOTE

Date	Amount of Principal Disbursement Made This Date	Amount of Interest Paid This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made

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EXHIBIT “A”

STANDARD TERMS TO PROMISSORY NOTE

1. Voluntary and Mandatory Prepayments. The Principal together with Interest may be prepaid in whole or in part without any penalty.

2. No Reborrowing. Any amounts prepaid or repaid may not be re-borrowed hereunder and any payments made by the Borrower (or on its behalf) will automatically reduce the amount of the obligations.

3. Payments; Notations of Repayment. The Lender may, and is hereby authorized to, record on the schedule attached to this Note (and any and all continuations thereof), or otherwise, all Principal and Interest payments; provided, however, that the failure to make any such notations shall not relieve the Borrower of its obligations hereunder. The records of the Lender shall be prima facie evidence of the Borrower’s actual indebtedness to the Lender in the absence of gross negligence or manifest error. The Borrower further agrees that such notations, if made, shall constitute prima facie evidence of the accuracy of the information so notated in the absence of gross negligence or manifest error.

All payments by the Borrower under this Note to the Lender shall be made without setoff or counterclaim and in such amounts as may be necessary in order that all such payments shall not be less than the aggregate amount of the obligations specified to be paid under this Note.

4. Costs. The Borrower shall pay to the Lender all costs incurred by the Lender in connection with the enforcement of this Note including, without limitation, reasonable legal fees and costs.

5. Events of Default. As used herein, the term “Event of Default” shall mean the occurrence of any of the following events:

(a) A default in the payment in the manner prescribed herein of any obligation when due; or

(b) The failure, refusal or neglect of the Borrower to observe or perform for any reason any of the covenants, conditions, agreements or provisions contained in this Note or any agreement referenced therein.

Acceptance by the Lender of any payment after its due date shall not waive the Lender’s right to declare an Event of Default for the Borrower’s failure to pay the obligations when due or the Lender’s right to exercise any other rights and remedies available to the Lender.

6. Waivers. Borrower hereby waives presentment, demand for payment, notice of dishonor and any and all other notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this Note and hereby consents to any extensions of time, renewals, releases of any party to this Note, waivers or modifications that may be granted or consented to by the Lender in respect to the time of payment or any other provision of this Note.

7. Borrower Representations and Warranties.

(a) Borrower is a limited liability company, duly organized, newly formed and validly existing and in good standing under the laws of the jurisdiction of its formation. Borrower has all necessary powers and adequate authority, rights and franchises to own its properties and to carry on its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership of its properties makes such qualification necessary. Borrower possesses or will possess, as the case may be, all necessary licenses or permissions necessary to conduct its business as now conducted or as such business may be conducted, as the case may be; and Borrower has all requisite right, power and adequate authority to make and carry out this Agreement and to execute, deliver and perform this agreement in accordance with its terms. The execution, delivery and performance of this agreement, and the payment of principal and interest and fees evidenced thereby, have been duly authorized by all necessary action of Borrower’s managers and members (as applicable), and do not and will not (i) require the consent or approval of any governmental body or other regulatory authority, (ii) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to Borrower, or (iii) contravene or conflict with any term or provision of Borrower’s organizational or governing documents and agreements; and this agreement is, and when delivered will be and constitute, the valid, legal and binding obligations of Borrower enforceable in accordance with its terms. The execution, delivery and performance of this agreement, will not result in a breach of or constitute a default under any agreement, indenture, loan, credit agreement, lease, undertaking or other instrument to which Borrower is a party or by which it or any of its properties may be bound or affected. There is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency, nor any claim or dispute, nor any investigation of the affairs of Borrower that, if adversely determined, would result in a material adverse effect.

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(b) Borrower further represent and warrants that it has obtained drafts of the proposed Bridge Loan documentation and obtained confirmation of the terms from the lawyer for the Bridge Loan letter, which confirms the following aspects of the terms of the Bridge Loan:

(i) The Bridge Loan will be secured by the copyright and other rights in and to the Film;

(ii) the closing of the completion bond and the production loan for the Film will trigger repayment of the Bridge Loan by the lenders providing the production financing for the Film (“Production Lenders”) from the production loan proceeds;

(iii) the proceeds of the production loan for the Film exceed the Principal, and the Premium;

8. Severability of Provisions. Any provision of this Note, which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability in any other jurisdiction.

9. Complete Agreement. This Agreement expresses the entire understanding of the parties hereto and replaces any and all former agreements, understandings or representations relating in any way to the subject matter hereof, and contains all of the terms, conditions, understandings and promises of the parties hereto in the premises. Each party acknowledges that no representation or agreement not expressly contained in this Agreement has been made to the other party or any of such parties' agents, employees or representatives, including but not limited to induce a party to enter into this agreement. In particular, Creditor acknowledges that Borrower has not made any express or implied representation, warranty, guarantee or agreement as to the manner or extent of any distribution or exploitation of the Film, nor the amount of money to be derived from the distribution, exhibition and exploitation of the Film, nor that there will be any sums payable to Creditor hereunder, nor that the Film will be favorably received by exhibitors or by the public, or will be distributed or exploited continuously.

10. Governing Law;Venue. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the State of California, without giving effect to the principles of conflicts of law thereunder. Each of the parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the state or federal courts of the United States with jurisdiction in Los Angeles County, California. By execution and delivery of this Agreement, each party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

11. Attorneys Fees. In the event any action or litigation between the parties with respect to this Note, the prevailing party shall be entitled to court costs, the expenses of collection and reasonable attorneys fees and costs.

12. Notices/Payments. Notices hereunder shall be in writing. Any notices hereunder shall be given by personal delivery, mailing (in a certified or registered envelope, postage prepaid), overnight delivery, courier or facsimile to the appropriate party at the address listed below or such other address as may be designated in writing from time to time. Notices shall be deemed given (i) in the case of personal delivery, on the business day of such delivery, (ii) in the case of a mailed notice, three (3) business days after such mailing, (iii) in the case of a notice delivered by courier or overnight delivery, the business day after it is sent if there is a written confirmation of receipt, and (iv) in the case of a facsimile notice, the business day of delivery if there is a machine confirmation receipt and a copy of the notice also is sent by mail. All payments of the obligations shall be payable in lawful money of the United States of America to the address for the Lender set forth in the main body of the Agreement. Lender or Borrower may change the address for notices or payments by written notice to the other.

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